UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

December 6, 2017

Date of Report (Date of earliest event reported)

UNIVEST CORPORATION OF PENNSYLVANIA

(Exact name of registrant as specified in its charter)

Pennsylvania	0-7617	23-1886144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

14 North Main Street, Souderton, Pennsylvania	18964
(Address of principal executive offices)	(Zip Code)

(215) 721-2400

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

Univest Corporation of Pennsylvania (NASDAQ: UVSP) (“Univest” or the “Corporation”), parent company of Univest Bank and Trust Co. (the “Bank”), announced that the underwriters of its public offering that closed on December 4, 2017 exercised their option to purchase an additional 345,000 shares of the Corporation’s common stock at a price to the public of $28.25 per share. The gross proceeds to the Corporation related to the exercise of such option, before deducting underwriting discounts and commissions and other offering expenses, are approximately $9.7 million. The offering relating to the exercise of the option closed on December 6, 2017.

The Corporation intends to use the net proceeds from the offering for general corporate purposes, including providing capital to support growth organically or through strategic acquisitions, financing investments, and for investment in the Bank as regulatory capital.

Keefe, Bruyette & Woods, a Stifel Company, acted as lead book-running manager for the offering. Piper Jaffray & Co. acted as co-manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVEST CORPORATION OF PENNSYLVANIA

Dated: December 6, 2017

	By:	/s/ Roger S. Deacon
	Name:	Roger S. Deacon
	Title:	Senior Executive Vice President and Chief Financial Officer

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